Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
Ken Owen, Chief Financial Officer
ir@oiltankingpartners.com
(855) 866-6458

Jack Lascar / jlascar@drg-l.com
Lisa Elliott / lelliott@drg-l.com
DRG&L / 713-529-6600

OILTANKING PARTNERS, L.P. ANNOUNCES APPOINTMENT
OF D. MARK LELAND AS DIRECTOR

HOUSTON – May 29, 2012 – Oiltanking Partners, L.P. (NYSE: OILT) announced today that D. Mark Leland has been appointed to serve on the board of directors of its general partner. Mr. Leland will serve as an independent director and as a member of both the Audit and Conflicts Committees of the board.

Carlin G. Conner, President, Chief Executive Officer and Chairman of the Board, stated, “We are excited to have Mark join our leadership team. His deep operational and financial experience in the energy industry will further strengthen our board. We look forward to working with Mark to help execute our growth strategy and deliver value to our unitholders.”

Mr. Leland served as Executive Vice President of El Paso Corporation and President of El Paso’s midstream business unit from October 2009 to May 2012, and as Director of El Paso Pipeline Partners, L.P. from its formation in 2007 to May 2012. Mr. Leland also previously served as Executive Vice President and Chief Financial Officer of El Paso Corporation from August 2005 to November 2009. He served as Executive Vice President of El Paso Exploration & Production Company from January 2004 to August 2005, and as Chief Financial Officer and a director from April 2004 to August 2005. Mr. Leland served as Senior Vice President and Chief Operating Officer of the general partner of GulfTerra Energy Partners, L.P. from January 2003 to December 2003, and as Senior Vice President and Controller from July 2000 to January 2003.

Oiltanking Partners is a master limited partnership engaged in independent storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas. We provide our services to a variety of customers, including major integrated oil companies, distributors, marketers and chemical and petrochemical companies. Our assets are located along the Gulf Coast of the United States. For more information, visit www.oiltankingpartners.com.

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